As filed with the Securities and Exchange Commission on March 4, 2011
Registration No. 333-19773

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DYNAMEX INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0712225
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5429 LBJ Freeway, Suite 1000 Dallas, Texas	75240
(Address of Principal Executive Offices)	Zip Code
Amended and Restated 1996 Stock Option Plan

(Full title of the plan)
Ray E. Schmitz
Vice President and Chief Financial Officer
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240
(Name and address of agent for service)
(214) 560-9000
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Copy to:
Jonathan D. Morris
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement of Dynamex Inc. on Form S-8 (Registration No. 333-19773), filed with the Securities and Exchange Commission (the “SEC”) on January 14, 1997, as amended by Post-Effective Amendment No. 1 thereto (Registration No. 333-09148), filed with the SEC on January 9, 1998 (the “Registration Statement”), which registered the offering of 1,000,000 shares of common stock, $.01 par value (“Common Stock”), pursuant to the terms of the Amended and Restated 1996 Stock Option Plan of Dynamex Inc. (the “Company”).
Effective February 22, 2011, pursuant to an Agreement and Plan of Merger dated as of December 14, 2010, by and among the Company, TransForce Inc., a Canadian corporation (“TransForce”) and TransForce Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of TransForce (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger (the “Merger”) as an indirect wholly-owned subsidiary of TransForce. As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock which remained unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURE
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, the State of Texas, on this 4th day of March 2011.

DYNAMEX INC.
By:	/s/ Ray E. Schmitz
Ray E. Schmitz
Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title

/s/ James L. Welch James L. Welch	March 4, 2011	President and Chief Executive Officer (principal executive officer and principal accounting officer)

/s/ Ray E. Schmitz Ray E. Schmitz	March 4, 2011	Vice President and Chief Financial Officer (principal financial officer)

/s/ Alain Bédard Alain Bédard	March 4, 2011	Director

Russell N. Watterson, Jr. Russell N. Watterson, Jr.	March 4, 2011	Director